                                                                     EXHIBIT 2.2


                  LIMITED LIABILITY COMPANY PURCHASE AGREEMENT

                       THIS AGREEMENT CONTAINS PROVISIONS
                         RELATING TO INDEMNITY, RELEASE
                      OF LIABILITY AND ALLOCATION OF RISK


         This Limited Liability Company Purchase Agreement (this "Agreement") entered into as of the 24th day of June, 1998, by and among LaMunyon Drilling Corporation, an Oklahoma corporation (the "Seller"), the shareholders of Seller signatory hereto (the "Shareholders"), UTI Energy Corp., a Delaware corporation ("UTI") and Triad Drilling Company, a Delaware corporation ("Purchaser"), for the sale by Seller and the purchase by Purchaser of the Assets (as defined below).

         WHEREAS, Seller is the owner of 100% (the "LLC Interest") of LaMunyon Drilling Company, L.L.C., a Delaware limited liability company (the "LLC"), and the LLC is the owner of certain drilling rigs, machinery, equipment, spare parts and related appurtenances, as more fully described in Exhibit A attached hereto (hereinafter collectively referred to herein as the "Tangible Assets"), and is party to the land drilling contracts listed on Exhibit B attached hereto (the "Contracts" and with the Tangible Assets, the "Assets"); and

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the LLC Interest under terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the parties mutually agree as follows:

1. Purchase Price: The purchase price for the LLC Interest shall be $12.2 million (the "Purchase Price"). Purchaser shall not assume any liabilities of Seller except those set forth on Exhibit C attached hereto (the "Assumed Liabilities"). It is the intent of the parties that all right, title and interest of Seller and the Shareholders to the Assets were to have been transferred to the LLC prior to the Closing (as defined below) free and clear of all liens and encumbrances. Seller and the Shareholders further agree that, except for the Assumed Liabilities, the LLC shall have no liabilities or obligations (whether fixed, contingent or otherwise) as of the Closing Date (as defined below) and no other liabilities of Seller or the Shareholders shall be assumed by, or transferred to, the LLC.

2. Payment: Purchaser shall pay Seller the Purchase Price, less $600,000 (the "Escrow Consideration"), on the Closing Date, which shall be transmitted by bank wire to accounts designated by Seller. The Escrow Consideration shall be paid to Farmers and Merchants National Bank, Fairview, Oklahoma, in its capacity as the Escrow Agent (the "Escrow Agent") under the Escrow Agreement (as defined below).





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3.       Closing Date:  The closing (the "Closing") shall take place on the date both parties execute this Agreement, or such later date as may be mutually agreed upon by Seller and Purchaser, such date for closing being hereinafter referred to as the "Closing Date".

4. Delivery: Purchaser has inspected the Tangible Assets prior to the execution of this Agreement and agrees that the Tangible Assets are acceptable in their current condition. The Tangible Assets shall be in substantially the same condition as when inspected by Purchaser, reasonable wear and tear excepted.

5. No Warranty by Seller Regarding the Tangible Assets: NEITHER SELLER NOR ANY SHAREHOLDER MAKES A GUARANTY, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE QUALITY, SERVICEABILITY, MERCHANTABILITY OR CONDITION OF THE TANGIBLE ASSETS, INCLUDING BUT NOT LIMITED TO THEIR FITNESS FOR ANY USE OR PURPOSE. SELLER SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY DEATH, INJURY, LOSS OR DAMAGE TO PURCHASER OR ANY OTHER PARTY ARISING FROM OR RELATING TO THE USE, CONDITION OR OPERATION OF THE TANGIBLE ASSETS ON OR AFTER THE CLOSING DATE.

6. Assumption of Risk by Purchaser/Dayrates: Purchaser specifically assumes all risk of death, injury, loss or damage to Purchaser or the LLC or any other party arising from or relating to the use, condition or operation of the Tangible Assets on or after the Closing Date but does not assume any of such risks arising from or relating in any way to the use, condition or operation of the Tangible Assets prior to the Closing Date, which shall be the responsibility of Seller. Dayrates and other benefits earned on the Contracts prior to the Closing Date shall be for the benefit of Seller and dayrates and other benefits earned on the Contracts on or after the Closing Date shall be for the benefit of Purchaser.

7. Risk of Loss: Title, possession and risk of loss with respect to the Tangible Assets shall pass beneficially to Purchaser on the Closing Date upon transfer of the LLC Interest.

8. Representations and Warranties of Seller and the Shareholders: Seller and the Shareholders jointly and severally represent and warrant as of the date hereof that:

         a. Seller is a corporation duly organized and existing under the laws of the State of Oklahoma. The execution and delivery of this Agreement and the LLC Assignment (as defined below), and the due consummation of the transactions hereby and thereby authorized, have been, and the formation of the LLC pursuant to the LLC Documents (as defined below) were, duly and validly authorized by Seller, and this Agreement, the LLC Assignment and the LLC Documents represent valid and binding agreements and obligations of Seller. Each Shareholder is an individual





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                 and has the requisite capacity to enter into this Agreement and consummate the transactions contemplated hereunder and perform his or her obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and represents a valid and binding agreement and obligation of each Shareholder.

         b. The execution and delivery of this Agreement, the LLC Assignment and the consummation of the transactions hereby and thereby contemplated will not, and the formation of the LLC pursuant to the LLC Documents do not, (i) violate any provision of Seller's Articles of Incorporation or Bylaws,
                 (ii) violate any judgment, decree or order to which Seller or a Shareholder is a party, (iii) except for the drilling contracts listed on Schedule 8(b) hereto, result in the breach of, or constitute a default under, any agreement or contract to which Seller or a Shareholder is a party or by which Seller or a Shareholder is bound or (iv) constitute a violation of any statute or law or any regulation or rule of any court or governmental authority.

         c. No consent of or filing with U.S. governmental authorities, and no consent of or filing with any other governmental authority or any other person or entity, is required in connection with the execution, delivery and performance of this Agreement and the LLC Assignment by Seller or the Shareholders.

         d. Seller shall transfer to Purchaser good and marketable title to the LLC Interest free and clear of any liens and encumbrances of any nature whatsoever. The Contracts constitute all of the contracts, agreements, commitments, obligations and other understandings relating to the Tangible Assets.

         e. Seller has full corporate power and authority to carry on its business, to own, lease and operate its properties and to execute and deliver this Agreement and all documents and instruments referred to herein and contemplated hereby and to carry out the terms hereof.

         f. Seller or the Shareholders have filed all tax returns required to be filed on or before the Closing Date and paid all applicable taxes due on or before the Closing Date relating in any way to the Assets.

         g. There is no claim, litigation, proceeding or governmental investigation pending or, to the knowledge of Seller or the Shareholders, threatened against or relating to or in any way affecting the Assets or the transactions contemplated by this Agreement and the LLC Assignment. Neither Seller nor the LLC is in default under any of the Contracts.





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         h.      Seller is in compliance in all material respects with all
                 applicable laws and regulations relating to its operation of the Assets and has not received notice of any violation of any law or regulation relating to its operation of the Assets.

         i. There have been no material modifications or changes to the Assets since Purchaser's inspection thereof.

         j. The Shareholders constitute all of the owners of the capital stock of Seller.

         k. The LLC has good and marketable title to the Tangible Assets free and clear of any liens or encumbrances of any nature whatsoever. Seller has provided Purchaser with certified original copies of all documents to which the LLC is or has been a party and all documents and instruments relating to the formation of the LLC and the transfer of the Tangible Assets thereto including the Contribution Agreement dated June 24, 1998, between Seller and the LLC (collectively, the "LLC Documents"). The LLC does not have any liabilities or obligations (fixed, contingent or otherwise) except the Assumed Liabilities.

9. Representations and Warranties of Purchaser: Purchaser represents and warrants as of the Closing Date that:

         a. Each of UTI and Purchaser is a corporation duly organized and existing under the laws of the State of Delaware. The execution and delivery of this Agreement and the LLC Assignment, and the due consummation of the transactions hereby and thereby authorized, have been duly and validly authorized by each of UTI and Purchaser, and this Agreement and the LLC Assignment represent valid and binding agreements and obligations of Purchaser.

         b. The execution and delivery of this Agreement and the LLC Assignment and the consummation of the transactions hereby contemplated will not (i) violate any provision of either UTI's or Purchaser's Certificate of Incorporation or Bylaws,
                 (ii) violate any judgment, decree or order to which either is a party, (iii) result in the breach of, or constitute a default under, any agreement or contract to which either UTI or Purchaser is a party or by which either UTI or Purchaser is bound or (iv) constitute a violation of any statute or law or any regulation or rule of any court or governmental authority.

         c. No consent of or filing with U.S. governmental authorities, and no consent of or filing with any other governmental authority or any other





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                 person or entity, is required in connection with the
                 execution, delivery and performance of this Agreement and the LLC Assignment by either UTI or Purchaser.

10. Survival: The warranties and representations of Seller and Purchaser and UTI contained in this Agreement shall survive the Closing Date without limitation.

11. Liability, Indemnity and Allocation of Risk Provisions: Seller and the Shareholders and Purchaser further agree that:

         a.      Seller's Indemnity:  SUBJECT TO THE LIMITATIONS SET FORTH IN
                 SECTION 11(F), SELLER AND THE SHAREHOLDERS JOINTLY AND SEVERALLY AGREE TO BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY PURCHASER (AND THE LLC) AND UTI FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, JUDGMENTS AND AWARDS OF ANY KIND OR CHARACTER, INCLUDING FINES AND PENALTIES (COLLECTIVELY, THE "CLAIMS"), ARISING FROM OR RELATING TO ANY BREACH OR VIOLATION OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS OR AGREEMENTS MADE BY SELLER OR THE SHAREHOLDERS IN THIS AGREEMENT (OR ANY CERTIFICATE DELIVERED BY SELLER OR THE SHAREHOLDERS IN CONNECTION WITH THIS AGREEMENT) OR THE OWNERSHIP, USE OR OPERATION OF THE ASSETS OR THE BUSINESS OF SELLER OR OBLIGATIONS OF SELLER TO ITS EMPLOYEES ON OR BEFORE THE CLOSING DATE.

         b. Purchaser's Indemnity: PURCHASER AND UTI JOINTLY AND SEVERALLY AGREE TO BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY SELLER AND THE SHAREHOLDERS FROM ANY AND ALL CLAIMS ARISING FROM OR RELATING TO ANY BREACH OR VIOLATION OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS OR AGREEMENTS MADE BY PURCHASER OR UTI IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED BY PURCHASER IN CONNECTION WITH THIS AGREEMENT) OR THE USE OR OPERATION OF THE ASSETS AFTER THE CLOSING DATE, EXCEPT TO THE EXTENT ANY SUCH CLAIM ARISES FROM OR IS RELATED TO THE OWNERSHIP, USE OR OPERATION OF THE ASSETS OR THE BUSINESS OF SELLER OR OBLIGATIONS OF SELLER TO ITS EMPLOYEES ON OR PRIOR TO THE CLOSING DATE.

         c. Definition: THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE PHRASE "BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY", AS UTILIZED IN THIS AGREEMENT, SHALL MEAN THAT THE INDEMNIFYING PARTY SHALL RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL CLAIMS (INCLUDING, BUT NOT LIMITED TO, PAYMENT OF REASONABLE ATTORNEY'S FEES, COSTS OF INVESTIGATION, COSTS OF LITIGATION AND COURT COSTS INCURRED BY THE





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                 INDEMNIFIED PARTY), WITHOUT LIMIT AND WITHOUT REGARD TO THE
                 CAUSE OR CAUSES THEREOF, INCLUDING PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), STRICT LIABILITY, TORT, BREACH OF CONTRACT, OR THE NEGLIGENCE OF ANY PERSON OR PERSONS, INCLUDING THAT OF THE INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE, PASSIVE OR GROSS, OR ANY OTHER THEORY OF LEGAL LIABILITY.

         d. Survival: THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE INDEMNITIES IN THIS SECTION SHALL SURVIVE THE CLOSING WITHOUT LIMITATION, EXCEPT THAT THE INDEMNITIES RELATING TO BREACHES OF THE NON-SHAREHOLDER REPRESENTATIONS AND WARRANTIES (AS DEFINED BELOW) SHALL SURVIVE THE CLOSING FOR ONLY THREE YEARS.

         e. Extension of Indemnities: ANY INDEMNIFYING PARTY'S OBLIGATIONS CONTAINED IN THIS AGREEMENT SHALL EXTEND TO THE INDEMNIFIED PARTY AND ALSO TO ANY OF ITS DIVISIONS, SUBSIDIARIES, AFFILIATED AND/OR PARENT COMPANIES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OWNERS, SHAREHOLDERS AND INSURERS OF EACH, AND, IF APPLICABLE, TO ANY ACTIONS AGAINST THE PARTY'S LEGAL AND BENEFICIAL OWNERS, WHETHER IN REM OR IN PERSONAM.

         f. Escrow and Limitation on Indemnification: CONTEMPORANEOUSLY WITH THE CLOSING, PURCHASER, UTI, SELLER AND THE ESCROW AGENT WILL EXECUTE AN ESCROW AGREEMENT IN THE FORM EXHIBIT D ATTACHED HERETO (THE "ESCROW AGREEMENT") AND SHALL DEPOSIT THE ESCROW CONSIDERATION WITH THE ESCROW AGENT TO BE HELD IN ACCORDANCE WITH THE TERMS OF THE ESCROW AGREEMENT. PURCHASER AND UTI SHALL BE ENTITLED TO SEEK PAYMENT OF INDEMNIFICATION CLAIMS PURSUANT TO SECTION 11(A) FOR BREACHES OF THE NON-SHAREHOLDER REPRESENTATIONS AND WARRANTIES SOLELY FROM THE FUNDS BEING HELD BY THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT (THE "ESCROW FUND") OR FROM SELLER. INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES THAT ARE NOT DEFINED AS NON-SHAREHOLDER REPRESENTATIONS AND WARRANTIES MAY BE SOUGHT FROM THE ESCROW FUND OR DIRECTLY FROM THE SHAREHOLDERS OR SELLER.

         g.      Non-Shareholder Representations and Warranties:
                 "Non-Shareholder Representations and Warranties" shall include all representations and warranties of Seller or the Shareholders except those contained in Sections 8(a), 8(b)(i), 8(b)(ii), 8(d) (first sentence only), 8(e), 8(j), 8(k) and 18(a).





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12.      Goodwill; Name:  It is expressly agreed and understood that the sale of the Assets to Purchaser includes the right to the name "LaMunyon Drilling" and any derivates thereof and any goodwill associated therewith. Seller shall promptly change its name following the Closing.

13.      Non-Competition:         In order to induce Purchaser to enter into
this Agreement, Seller and each of the Shareholders (the "Non-Compete Parties"), effective as of the Closing Date, for a period of five years thereafter in all herein stated jurisdictions other than Louisiana, which shall be for a period of two years only, each agree that such Non-Compete Party will not, and will cause each of its or his affiliates to not, without the consent of Purchaser and UTI, directly or indirectly, provide oil and/or gas drilling services in the States of Texas, Oklahoma and New Mexico and in all parishes in Louisiana, except for the account of Purchaser and its affiliates. Each Non-Compete Party acknowledges that a remedy at law for any breach or attempted breach of this Section 13 will be inadequate and further agrees that any breach of this Section 13 will result in irreparable harm to Purchaser and UTI; accordingly, Purchaser and UTI shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Each Non-Compete Party acknowledges that this covenant not to compete is being provided as an inducement to Purchaser and UTI to enter into this Agreement, and that this Section 13 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser and UTI. Whenever possible, each provision of this
Section 13 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 13 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 13. If any provision of this Section 13 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 13 but shall be confined in its operation to the provision of this Section 13 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 13 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

14. Information Exchange: Seller will furnish Purchaser and UTI within 30 days after the Closing Date originals or copies of the general arrangement drawings and maintenance and similar records in Seller's possession or control relating to the Assets. Purchaser agrees that any such information provided to Purchaser and UTI shall remain confidential and shall not be disclosed to any third party without Seller's written permission.





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15.      Conditions to Closing:  The obligation of each of the parties to perform this Agreement is contingent upon the following:

         a. The representations, warranties, covenants and agreements of the other parties contained herein shall be true and correct on the Closing Date;

         b. The other parties shall have duly performed the acts and undertakings to be performed by them hereunder on or prior to the Closing Date; and

         c. No statute, rule or regulation or order of any court or administrative agency shall be in effect that prohibits Seller or the Shareholders from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding by any third party or governmental entity shall have been instituted or threatened seeking to enjoin, restrain or prohibit Purchaser, UTI or Seller or the Shareholders from consummating the transactions contemplated hereby or to obtain substantial damages in respect thereof, or that is related to or arises out of this Agreement and the transactions contemplated hereby and that, in the reasonable judgment of any party hereto would make it inadvisable to consummate such transactions.

16. Closing Procedures: On the Closing Date, the following shall be delivered:

         a.      Seller shall deliver to Purchaser and UTI:

                 i. a duly executed Assignment of Limited Liability Company Interest relating to the transfer of the LLC Interest in the form of Exhibit E attached hereto (the "LLC Assignment"), assigning the LLC Interest to Purchaser and transferring to Purchaser good and marketable title in and to the LLC Interest, free and clear of any taxes, liens and encumbrances;

                 ii. any other documents required to be executed by Seller or its affiliates to consummate the transactions contemplated by this Agreement and the LLC Assignment, which documents shall be in a form reasonably acceptable to Purchaser, including, without limitation, an opinion of John W. McCue, III, counsel for Seller, a customary officer's certificate and Secretary's certificate of Seller and certified copies of the LLC Documents; and

                 iii. a duly executed consent to the assignment of each Contract to the LLC or Purchaser.

         b.      Purchaser and UTI shall deliver to Seller:





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                 i.       funds in the amount of the Purchase Price (less the
                          Escrow Consideration), which shall be transmitted by bank wire; and

                 ii. any other documents required to be executed by Purchaser to consummate the transaction contemplated by this Agreement, which documents shall be in a form reasonably acceptable to Seller.

         c. Seller and Purchaser shall execute and deliver the Escrow Agreement and Purchaser shall deposit with the Escrow Agent the Escrow Consideration.

         d. UTI and Dana LaMunyon shall have executed an employment contract reasonably acceptable to both parties.

17. Notice: Any notice pursuant to this Agreement shall be in writing and shall be deemed to be given as of the date facsimiled or three days after the date deposited in the U.S. mail (certified, return receipt requested), in each case addressed as follows:

         a.      If to Seller, to:

                 LaMunyon Drilling Corporation
                 P.O. Box 387
                 Enid, OK   73702
                 Attention:      Dana LaMunyon
                 Telephone: (580) 541-9182
                 Facsimile: (580) 237-0840





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                 If to the Shareholders:

                 Dana LaMunyon
                 P.O. Box 387
                 Enid, OK   73702
                 Attention:      Dana LaMunyon
                 Telephone: (580) 541-9182
                 Facsimile: (580) 237-0840

                 Walter A. Bartel
                 814 Cardinal Road
                 Fairview, OK   73737

                 Lonnie A. Bartel
                 105 Cardinal Drive
                 Fairview, OK   73737

                 Jay Lynn Bartel
                 1910 N. Main
                 Fairview, OK   73737

                 with copies to:

                 John W. McCue II
                 116 E. Broadway
                 Fairview, OK 73737
                 Telephone: (580) 227-3939
                 Facsimile: (580) 227-3507

                 R. Deane Wymer
                 311 E. Broadway
                 Fairview, OK 73737

         b.      If to Purchaser, to:

                 UTI Energy Corp.
                 16800 Greenspoint Park, Suite 225N
                 Houston, Texas   77060
                 Attention:      President





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
                 With copies to:

                 Fulbright & Jaworski L.L.P.
                 1301 McKinney, Suite 5100
                 Houston, Texas   77010-3095
                 Attention: Charles L. Strauss

18.      Commissions, Fees and Taxes:

         a. Indemnity for Broker's Fees and Commissions: Purchaser on the one hand and Seller and the Shareholders on the other represent to each other that no broker's fees or commissions are payable in connection with this Agreement or the sale of the Assets, and each party agrees to be responsible for and hold harmless and indemnify the other against all Claims arising out of or in connection with any such broker's fees or commissions alleged to have been incurred by such party.

         b. Ad Valorem (Sales) and Other Transfer Taxes: Purchaser agrees to be responsible for and hold harmless and indemnify Seller and the Shareholders against all Claims relating to the imposition of federal, state or local ad valorem (sales) taxes or other transfer taxes (but not federal or state income taxes) applicable to the transfer of the Tangible Assets to the LLC or the sale of the LLC Interest hereunder.

         c. Federal Income Taxes: Each of the parties agree to treat and report (if applicable) the LLC as a "pass through" entity for federal income tax purposes and to not take any actions inconsistent with such characterization.

19. Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of laws.

20. Convenience of Forum; Consent to Jurisdiction: The parties to this Agreement hereby consent and subject themselves to the jurisdiction of the United States District Court for the Southern District of Texas, and in the event such court is not available to the parties, to the courts of the State of Texas located in Harris County, Texas, with respect to any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in this Agreement.

21. Enforcement of the Agreement: The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly





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
agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

22. Miscellaneous: This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements between the parties with respect thereto. No party except Seller, the Shareholders and Purchaser shall have any rights or remedies under this Agreement.

                      (SIGNATURES BEGIN ON FOLLOWING PAGE)





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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts, each of which shall be deemed an original hereof.


                                       UTI ENERGY CORP.


                                       By: /s/ P. Blake Dupuis
                                          -------------------------------------
                                               P. Blake Dupuis, Vice President



                                        LAMUNYON DRILLING CORPORATION


                                        Signature:  /s/ Dana LaMunyon
                                                   ----------------------------
                                        Printed Name:   Dana LaMunyon
                                                     --------------------------
                                        Title:          President
                                              ---------------------------------



                                        SHAREHOLDERS:


                                        /s/ Dana LaMunyon
                                        --------------------------------------
                                            Dana LaMunyon



                                        /s/ Lonnie A. Bartel
                                        --------------------------------------
                                            Lonnie A. Bartel



                                        /s/ Walter A. Bartel
                                        --------------------------------------
                                            Walter A. Bartel


                                        /s/ Jay Lynn Bartel
                                        --------------------------------------
                                            Jay Lynn Bartel

                                        TRIAD DRILLING COMPANY


                                        /s/ P. Blake Dupuis
                                        --------------------------------------
                                            P. Blake Dupuis
                                            Vice President





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